February 13, 2025 Eric Hanson Ehanson219@gmail.com Dear Eric, It is with great pleasure that we extend the following offer of employment with Celsius, Inc. (Celsius) (in-office) as the President, Chief Operating Officer, reporting to John Fieldly, Chief Executive Officer. Your proposed start date is scheduled for March 10, 2025. If this date needs to change, please let us know. 1. This is a full-time exempt position that is not eligible for overtime. Your annual salary will be $700,000 paid bi-weekly in the amount of $26,923.08. 1. You are eligible to participate in our annual bonus plan. The estimated payout is 50%. a. Bonus payouts are subject to the discretion of management and will be prorated. 2. Your position is eligible for $1,150,000 value of restricted stock units and performance stock units. a. Restricted Stock Units - 50% of the shares will vest annually over the course of 3 years, vesting (33% each year). The RSU’s will be issued as soon as practical, after 90 days of employment. Price per share (strike price) will be stated on the date of issuance. This dollar amount will be communicated in the paperwork which you will sign and return regarding the shares. b. Performance Stock Units - 50% of the shares vest on year 3. The PSU’s will be issued as soon as practical, after 90 days of employment. Price per share (strike price) will be stated on the date of issuance. This dollar amount will be communicated in the paperwork which you will sign and return regarding the shares. i. 50% based on 3-year Revenue Target ii. 50% based on 3-year Total Shareholder Return (TSR) Target 3. Your position is eligible for special issuance $1,200,000 value of restricted stock units. a. The RSU’s will be issued as soon as practical, on your date of hire. The shares will vest annually over the course of 3 years, vesting (33% each year). Price per share (strike price) will be stated on the date of issuance. This dollar amount will be communicated in the paperwork which you will sign and return regarding the shares. 4. Celsius will provide a monthly housing allowance of $3,000 per month to be reviewed annually. 5. You will be eligible for Celsius benefits first day of your employment. The company contributes to the employee health insurance cost of our base plan.

6. You will be eligible to participate in 401k at the beginning of the first quarter after your start date. Celsius currently matches up to 4.0% of the employee’s contributions. 7. We will provide four weeks of Vacation that will begin accruing after your first pay period, accrued time off will be available to you after 90 days. Manager’s discretion applies to any time taken off. 8. We will provide a monthly cell phone allowance of $100 per month. 9. Celsius is an Equal Opportunity Employer and a Drug Free Workplace, it is mandatory for you to pass a drug test before starting employment. We will also require you to submit to a criminal background check. This offer of employment is contingent on us receiving a satisfactory criminal background history and drug test results. 10. Must be able (with or without accommodation) to bend and lift (15+lbs) execute displays, adjust shelves during resets, occasionally move products, etc. If you agree with the above offer and would like to formally accept employment here at Celsius, please sign the job offer letter below and return it to me. You must be actively employed with Celsius to receive the monetary benefits outlined in this offer. The Celsius Team extends our best wishes to you as a new member of our team. Sincerely, Celsius, Inc. Danielle Babich, SVP, Human Resources Acceptance:__________________________ Date: ____________ Eric Hanson This letter confirms the verbal offer extended to you and is not an employment contract. Celsius is an at-will employer, and neither you nor Celsius is bound to continue the employment relationship if either chooses, at its will, to end the relationship at any time. /s/ Eric Hanson